Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of November 1, 2007 (the “Effective Date”) between:

AVAX TECHNOLOGIES, INC., a Delaware corporation with offices at 2000 Hamilton Street, Suite 204, Philadelphia, PA 19103 USA (the “Corporation”); and

DR. DAVID BERD, an individual (the “Executive”) residing at 125 Heacock Lane, Wyncote, PA 19095.

W I T N E S S E T H:

WHEREAS, Executive is currently employed by the Corporation in accordance with that certain letter agreement dated September 2, 2004 (the “Employment Letter”).

WHEREAS, the Corporation and the Executive desire to enter into this Agreement, setting forth certain terms of the Executive’s employment.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1.	EMPLOYMENT

(a)       General. The Corporation engages and employs the Executive, and the Executive hereby accepts engagement and employment, as the Chief Medical Officer of the Corporation. The Executive shall faithfully and diligently perform all acts and duties, and furnish services, as are normally attendant with such position and/or as are otherwise duly assigned to the Executive. Subject to Section 10(a)(iv), the Executive agrees that the Company may from time to time modify or change the Executive’s position, duties or responsibilities without any resulting change to the Executive’s compensation.

(b)       Location. The Executive shall perform the Executive’s duties hereunder from the Corporation’s offices and at such other places as shall be necessary according to the needs, business or opportunities of the Corporation; provided, that the Executive acknowledges and agrees that the performance by the Executive of the Executive’s duties hereunder may require significant domestic and international travel by the Executive, consistent with past practices.

(c)       Supervisor. The Executive shall report the President and Chief Executive Officer of the Corporation (the “President”).

(d)       Hours. The Executive shall devote such of his time and efforts as shall be necessary to the proper discharge of the Executive’s duties and responsibilities under this Agreement. The Executive may engage in other ventures and activities only with the permission of the President. The Corporation acknowledges that the Executive may continue to maintain his staff privileges at Thomas Jefferson University Hospital and his academic appointment at Thomas Jefferson University (collectively, the “Thomas Jefferson University Appointment”) and

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provide related services in connection therewith; provided that Executive shall not commit or expend more than one (1) day per week of Executive’s time in connection with the Thomas Jefferson University Appointment.

(e)       Company Policies. The Executive undertakes and agrees to observe and abide by all lawful policies and procedures of the Corporation as the Corporation may determine and amend from time to time.

2.	TERM

The Executive’s employment hereunder shall, unless earlier terminated, be for a term of three (3) years (the “Initial Period”) commencing on the Effective Date of this Employment Agreement. The Initial Period and any Renewal Periods (as defined below) are collectively referred to herein as the “Employment Period”. On a date not less than nine (9) months before the end of the Initial Period or any Renewal Period, the Company and the Employee shall negotiate in good faith whether to extend the Employment Period for a further three year period (each a “Renewal Period”). The Initial Period and each Renewal Period are subject to earlier termination as hereinafter provided.

3.	COMPENSATION

(a)       Salary and Bonus. As compensation for the performance of his duties on behalf of the Corporation, the Executive shall be compensated during the Employment Period as follows:

(i)	A base salary of not less than $255,000 per annum (the “Base Salary”), subject to annual review commencing 12 months from the Effective Date;
(ii)

At the sole and absolute discretion of the Board, the Executive may be eligible to receive an annual incentive bonus (targeted to be 35% of Base Salary, the “Target”), beginning with the first anniversary of the Effective Date during the Employment Period. The Executive shall meet with the President to establish such objectives and performance standards pursuant to the compensation plan of the Corporation. All bonuses shall be paid as determined by the Board of Directors of the Corporation and only if the President reasonably determines that the Executive has met all of the agreed to objectives and performance standards. The bonus may be more or less than the Target amount based upon the degree to which the relevant objectives and performance standards are met or exceeded, and shall be calculated pursuant to the then-current compensation plan of the Corporation as approved by the Compensation Committee of the Board of Directors.

(b)       Withholdings. The Corporation shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and such other amounts as may be required by law or agreed upon by the parties with respect to the compensation payable to the Executive pursuant to this Section 3(a) or otherwise in connection with his employment by the Corporation.

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(c)       Expense Reimbursements. The Corporation shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Corporation, including reasonable travel and entertainment, against receipt by the Corporation of appropriate vouchers or other proof of the Executives expenditures and otherwise in accordance with such Expense Reimbursement Policy as may from time to time be adopted by the Board of Directors of the Corporation.

(d)       Vacation. The Executive shall be entitled, during the Employment Period, to not less than Four (4) weeks per year of paid vacation time, so long as it does not, in the discretion of the President, disrupt operations. The days selected for the Executive’s vacation must be mutually agreeable to the Corporation and the Executive.

(e)       Benefits. During the Employment Period, the Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health and accident, disability or similar plan or program of Corporation (collectively, the “Corporation Benefit Plans”) now existing or established hereafter to the extent that he is eligible under the general provisions thereof. During the term of this Agreement, the Executive shall be entitled to benefits at a level comparable to the Corporation Benefit Plans in place as of the Effective Date.

(f)        Life Insurance. The Corporation shall at all times during the term of this Agreement maintain (subject to Executive complying with the requirements of the relevant insurance company(ies), including medical examinations) at its expense life insurance on the life of the Executive with death benefits of at least Five Hundred and Ten Thousand Dollars ($510,000) in the form of a policy owned by the Executive, the beneficiaries of which are the Executive’s estate or other beneficiaries designated by the Executive. Upon termination of this Agreement, the Corporation shall transfer the policy and all accrued benefits thereunder to the Executive at no cost to the Executive such that thereafter the Executive may maintain the full benefits of the policy by paying premiums that become due for periods after termination at levels not greater than those being paid by the Corporation during the term of this Agreement.

(g)       Sick Leave. The Executive shall continue to be entitled to receive his salary and benefits hereunder during any period (up to a maximum of 10 business days (or such greater number of days as are consistent with the Corporation’s sick leave policies) per year) during which he is unable to perform his duties hereunder because of ill health or Disability (as defined below).

(h)       Condition. Except as expressly provided in Section 10 below, the Executive must be an employee of the Corporation at the time that any compensation is due in order to receive such compensation.

(i)        Stock Options. As of the Effective Date, the Executive has been granted the following vested stock options: 11/1/04 – 200,000 shares at $0.15 per share, expiring 11/1/2011; 6/7/05 - 250,000 shares at $0.30 per share, expiring 6/7/2012; and 8/27/07 - 750,000 shares at $0.19 per share, expiring 8/27/2014, and may be entitled to additional grants during the Employment Period including any in connection with any stock option agreements the parties may enter into during the Employment Period.

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4.	REPRESENTATIONS AND WARRANTIES BY EXECUTIVE AND CORPORATION

(a)       By the Executive. The Executive hereby represents and warrants to the Corporation as follows:

(i)

No Conflict. Neither the execution and delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound. The Executive shall additionally be subject to the policies of the Thomas Jefferson University Appointment.

(ii)

Binding Effect. The Executive has the full right, power and legal capacity to execute and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(b)       By the Corporation. The Corporation hereby represents and warrants to the Executive as follows:

(i)

Corporate Organization. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, which has all requisite corporate power and authority to own its properties and conduct its business in the manner presently contemplated.

(ii)

Binding Effect. The Corporation has full power and authority to enter into this Agreement and to incur and perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms.

(iii)

No Conflict. The execution, delivery and performance by the Corporation of this Agreement does not conflict with or result in a breach or violation of or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) the certificate of incorporation or by-laws of the Corporation, or any agreement or instrument to which the Corporation is a party or by which the Corporation or any of its properties may be found or affected.

(iv)

Indemnification. During the Employment Period, the Corporation’s governing documents provide and will provide for the indemnification of the Corporation, directors and officers (including Chief Medical Officer) consistent with the Corporation’s obligations at Section 11, below.

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5.	NON-COMPETITION

(a)       Restrictions. The Executive understands and recognizes that his services to the Corporation are special and unique and agrees that, during the Employment Period and for a period of two (2) years from the date of termination of his employment for any reason hereunder, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”):

(i)

enter into or engage in any business directly competitive with the Corporation’s business or relating to immunotherapies for the treatment of cancer, or other therapies, treatments or matters within the scope of, or research and development relating to, the Corporation’s business, either as an individual for his own account, or as a partner, joint venturer, executive, agent, consultant, salesperson, officer, director or shareholder of a Person operating or intending to operate within the area that the Corporation is, at the date of termination, conducting its business; it being expressly understood that at any and all times after the termination of the Executive’s employment for any reason, the Executive shall be free to engage in medical research for or with any Person engaged in academic medical research (such as a research hospital or institution) (collectively, “Restricted Business”);

(ii)

interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Corporation and any of its licensors, licensees, clients, customers, suppliers, employees or other related parties;

(iii)

solicit or accept employment or be retained by any party who, at any time during the term of this Agreement, was a customer, licensor, licensee, client or supplier of the Corporation where his or her position will be related to the business of the Corporation; or

(iv)

solicit or accept the business of any customer, licensor, licensee, client or supplier of the Corporation with respect to products or services similar to those supplied by the Corporation, provided that those products or services are not generally available to the public.

This paragraph 5(a) shall be null and void if the Executive is terminated by the Corporation for any reason other than that pursuant to Section 10(a)(iii).

(b)       Equitable Remedies. In the event that the Executive breaches any provisions of this Section 5 or there is a threatened breach, then, in addition to any other rights which the Corporation may have, the Corporation shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 5, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Corporation be prevented from seeking any other remedies that may be available.

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6.	CONFIDENTIAL INFORMATION

(a)       Non-Disclosure and Non-Use. The Executive agrees that during the Employment Period and after the termination (for whatever reason) of the Employment Period, he will not disclose or make accessible to any other person, and shall use solely for the benefit of the Corporation, Confidential Information.

(b)       Definition of “Confidential Information”. As used in this Agreement, “Confidential Information” means information which is:

(i)

the confidential, technical or business information or material of the Corporation, its clients or any other party to whom the Corporation owes an obligation of confidence, including without limitation information related to the Corporation’s products, services or technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information; or

(ii)	Proprietary Information (as such term is defined below);

except to the extent the same have become generally known to the public other than through a breach of this Section 6.

(c)       Copies. The Executive agrees to not take any such material or reproductions containing Confidential Information from the Corporation’s facilities at any time during or after his employment by the Corporation, except as required in the Executive’s duties to the Corporation. The Executive agrees immediately to return all such material and reproductions thereof in his possession to the Corporation upon request and in any event upon termination of employment.

7.	OWNERSHIP OF PROPRIETARY INFORMATION

(a)       Ownership. The Executive agrees that all information that has been created, discovered or developed by the Corporation, its subsidiaries, affiliates, successors or assigns (collectively, the “Affiliates”) (including, without limitation, information relating to the development of the Corporation’s business created by, discovered by, developed by or made known to the Corporation or the Affiliates by Executive during the Employment Period and information relating to Corporation’s customers, suppliers, consultants, and licensees) and/or in which property rights have been assigned or otherwise conveyed to the Corporation or the Affiliates, shall be the sole property of the Corporation or the Affiliates, as applicable, and the Corporation or the Affiliates, as the case may be, shall be the sole owner of all patents, copyrights and other rights in connection therewith, including but no limited to the right to make application for statutory protection. All of the aforementioned information is hereinafter called “Proprietary Information”. Byway of illustration but without limitation, Proprietary Information shall include all discoveries, structures, inventions, designs, ideas, works of authorship, copyrightable works, trademarks, copyrights, formulas, data, know-how, show-how, improvements, inventions, product concepts, techniques, information or statistics contained in, or relating to, marketing plans, strategies, forecasts, blueprints, sketches, records, notes, devices,

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drawings, customer lists, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications and information about the Corporation’s or the Affiliates’ employees and/or consultants (including, without limitation, the compensation, job responsibility and job performance of such employees and/or consultants).

(b)       Equitable Remedies. The Executive acknowledges that the Proprietary Information constitutes a unique and valuable asset of the Corporation and each Affiliate acquired at great time and expense, which is secret and confidential and which will be communicated to the Executive, if at all, in confidence in the course of his performance of his duties hereunder, and that any disclosure or other use of the Proprietary Information other than for the sole benefit of the Corporation or the Affiliates would be wrongful and could cause irreparable harm to the Corporation or the Affiliates, as the case may be.

(c)       Activities Not Restricted. Notwithstanding the foregoing, the parties agree that, at all such times, the Executive is free to use (i) information in the public domain not as a result of a breach of this Agreement, (ii) information lawfully received from a third party, and (iii) the Executive’s own skill, knowledge, know-how and experience to whatever extent and in whatever way he wishes, in each case consistent with his obligations as the Executive and that, at all times, the Executive is free to conduct any non-commercial research not relating to the Corporation’s business.

8.	DISCLOSURE AND OWNERSHIP OF INVENTIONS

(a)       Disclosure. During the Employment Period, the Executive agrees that he will promptly disclose to the Corporation, or any persons designated by the Corporation, all improvements, inventions, designs, ideas, works of authorship, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulas, processes, structures, product concepts, marketing plans, strategies, customer lists, information about the Corporation’s or the Affiliates’ employees and/or consultants (including, without limitation, job performance of such employees and/or consultants), techniques, blueprints, sketches, records, notes, devices, drawings, know-how, data, whether or not patentable, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications, made or conceived or reduced to practice or learned by him, either alone or jointly with others, during the Employment Period (all said improvements, inventions, designs, ideas, works of authorship, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulas, processes, structures, product concepts, marketing plans, manufacturing or other strategies, customer lists, information about the Corporation’s or the Affiliates’ employees and/or consultants, techniques, blueprints, sketches, records, notes, devices, drawings, know-how, data, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications shall be collectively hereinafter called “Inventions”).

(b)       Ownership. The Executive agrees that all Inventions shall be the sole property of the Corporation to the maximum extent permitted by applicable law and to the extent permitted by law shall be “works made for hire” as that term is defined in the United States Copyright act (17 USCA, Section 101). The Corporation shall be the sole owner of all patents, copyrights,

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trade secret rights, and other intellectual property or other rights in connection therewith. The Executive hereby assigns to the Corporation all right, title and interest he may have or acquire in all Inventions. The Executive further agrees to assist the Corporation in every possible way (but at the Corporation’s expense) to obtain and from time to time, enforce patents, copyrights or other rights on said Inventions in any and all countries, and to that end the Executive will execute all documents necessary (i) to apply for, obtain and vest in the name of the Corporation alone (unless the Corporation otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same, and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters, patent, copyright or other analogous protection.

(c)       Assistance. The Executive’s obligation to assist the Corporation in obtaining and enforcing patents and copyrights for the Inventions in any and all countries shall continue beyond the Employment Period, but the Corporation agrees to compensate the Executive a reasonable rate after the expiration of the Employment Period for time actually spent by the Executive at the Corporation’s request on such assistance.

9.	NON-SOLICITATION

During the Employment Period, and for eighteen (18) months thereafter, Executive shall not, directly or indirectly, without the prior written consent of the Corporation (i) solicit or induce any employee, agent, consultant or advisor of the Corporation or any Affiliate to leave the employ of the Corporation or any Affiliate or (ii) hire for any purpose any present or former employee of the Corporation or any Affiliate, unless said employee has been terminated by the Corporation for any reason or the employee has terminated his or her employment for cause.

10.	TERMINATION

(a)       Events of Termination. The Executive’s Employment Period hereunder shall begin on the Effective Date and shall continue for the period set forth in Section 2 hereof unless sooner terminated upon the first to occur of the following events:

(i)	the death of the Executive;
(ii)	the Disability (as defined below in Section 10(b)) of the Executive;
(iii)	termination by the President for Just Cause; any of the following actions by the Executive shall constitute “Just Cause” for termination of the Executive’s employment by the Corporation:
(A)	material breach by the Executive of Sections 5, 6, 7, 8, or 9 of this Agreement;
(B)

material breach by the Executive of any provision of this Agreement other than Sections 5, 6, 7, 8, or 9 which is not cured by the Executive within thirty (30) days of written notice thereof from the Corporation;

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(C)

Grossly negligent in the performance by the Executive of his duties, as determined by the President or the Board, after notice to the Executive and an opportunity for the Executive to be heard by the President or the Board;

(D)	Any misconduct or omission on the part of the Executive intended to cause harm to the Corporation; or
(E)	The conviction of the Executive of (i) any felony or (ii) any other crime involving moral turpitude;
(iv)

termination by the Executive for Good Reason; any of the following actions or omissions by the Corporation shall constitute “Good Reason” for termination of the Executive’s employment by the Executive:

(A)

failure to pay the Executive in accordance with paragraph 3(a)(1) that is not cured by the Corporation within 5 days of written notice thereof from the Executive to the Corporation, specifying in reasonable detail the basis for such claimed failure;

(B)

material breach by the Corporation of any provision of this Agreement (other than paragraph 3(a)(1) which should be governed by subparagraph 10(a)(iv)(A)) that is not cured by the Corporation within 30 days of written notice thereof from the Executive to the Corporation, specifying in reasonable detail the basis for such claimed breach; or

(C)

The failure of the Corporation to provide the Executive with a position at least equivalent to the position previously held by the Executive during the Employment Period, or any reduction of the salary paid by the Corporation to the Executive (but not bonus amounts or benefits) given by the Corporation to the Executive, unless such salary reduction is deemed necessary by the Board with the consent of the Executive. The Corporation shall have the right to cure within 30 days of written notice thereof from the Executive to the Corporation, specifying in reasonable detail the basis for such claimed breach;

(v)

termination by the Corporation or by the Executive without cause or for any reason not specified in subparagraphs (i) to (iv) of this paragraph (a). The parties acknowledge and agree that the Executive’s employment with the Corporation is on an at will basis, and that this letter agreement does not provide a guarantee of continued employment, subject only to the provisions for severance compensation specified in Section 10(d) hereof.

(b)     Disability. For purposes hereof, a “Disability” of the Executive shall be deemed to have occurred in the event (i) the Executive is absent from work or otherwise substantially unable to assume his normal duties for a period of thirty (30) successive days or an aggregate of

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sixty (60) days during any twelve (12) month period because of physical or mental disability, accident, illness or other cause other than approved vacation or leave of absence or (ii) the Executive is deemed by a licensed physician designated by the Corporation and reasonably acceptable to the Executive to have a permanent disability such that Executive will be unable to perform his duties under this agreement. The Corporation shall have the right to have the Executive examined by a competent physician for purposes of determining his physical or mental incapacity.

(c)     Accrued Base Salary. Upon termination by Corporation pursuant to either subparagraphs (i), (ii) or (iii) of paragraph (a) above or by Executive other than pursuant to subparagraph (iv) of paragraph (a) above, the Executive (or his estate in the event of termination pursuant to subparagraph (i)), shall be entitled to receive the Base Salary accrued but unpaid as of the date of termination.

(d)     Severance Compensation. Upon termination by the Corporation for any reason other than as set forth in subparagraphs (i), (ii) or (iii) of paragraph (a) above or by the Executive for any reason set forth in subparagraphs (iv) of paragraph (a) above, then the Corporation shall continue to pay the Executive, as the Executive’s sole damages for such termination, for eighteen (18) months following such termination, the Base Salary (at the rate in effect at the date of termination) which the Executive would have received during the one (1) year period following the termination of this Agreement had his employment not been so terminated. In addition, any stock options granted to the Executive, including, but not limited to Section 3(i), shall continue to vest according to the provisions of Section 3(i) during such eighteen (18) month severance period.

(e)     Other Severance Compensation. As used in this Agreement, “Change of Control Event” shall mean any (i) corporate transaction, including the acquisition of shares in the Corporation by a third party or the merger of the Corporation into another corporation, which results in a majority of the Corporation’s Board of Directors changing within a six (6) month period or (ii) any other corporate transaction with a third party (other than the issuance of additional shares by the Corporation to new or existing investors) that results in the sale or exchange of greater than fifty percent (50%) of the shares in the Corporation. Upon a Change of Control Event, the Executive shall be entitled to (i) receive his severance compensation, as defined in 10(d), in one (1) lump sum payment and (ii) the immediate vesting without further action of the corporation or the Executive of the nontransferable stock options referenced in Section 3(i). In addition to the severance compensation referenced in Sections 10(e)(i) and 10(e)(ii), the Executive may or may not be entitled to additional severance compensation, based upon a Change of Control Event or otherwise, as may be specified in the then-current policies of the Corporation as determined by the Board from time to time.

(f)      Release. It shall be a condition to the Executive’s right to receive the benefits provided for in Section 3 and paragraphs (d) and (e) of this Section 10 that the Executive shall have delivered to the Corporation a general release dated as of the date of termination of the Executive’s employment hereunder.

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11.	INDEMNIFICATION

The Corporation shall indemnify and hold the Executive harmless to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, for all amounts, (including without limitation, judgements, fines, settlement payments, expenses and attorneys’ fees) incurred or paid by the Executive in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by the Executive of services for, or acting by the Executive as a director, officer or employee of, the Corporation or any other person or enterprise at the Corporation’s request, and shall to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, advance all expenses incurred or paid by the Executive in connection with, and until disposition of, any action, suit, investigation or proceeding arising out of or relating to the performance by the Executive of services for, or acting by the Executive as a director, officer or employee of, the Corporation or any other person or enterprise at the Corporation’s request.

12.	INSURANCE

If requested by the Corporation, the Executive agrees to cooperate with the Corporation in obtaining for the Corporation’s benefit, at the Corporation’s expense, life insurance on his life. Such cooperation shall include completing and signing such forms or applications, undergoing physical examinations, and such other acts as may be required in order to obtain such insurance.

13.	NOTICES

Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given: when delivered personally against receipt therefor; one (1) day after being sent by Federal Express or similar overnight delivery; or three (3) days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth below, or to such other address as such party shall give by notice hereunder to the other party.

If to Corporation:	If to Executive:
AVAX Technologies, Inc.	Dr. David Berd
Attention: President	125 Heacock Lane
2000 Hamilton Street, Suite 204	Wyncote, PA 19095
Philadelphia, PA 19103 USA

With a copy to:

Randall Pratt

Life Sciences Legal

214 S. Spring Street

Independence, MO 64050

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14.	SEVERABILITY OF PROVISIONS

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

15.	ENTIRE AGREEMENT; MODIFICATION

(a)    Entire Agreement. This Agreement and the agreements and instruments referenced in Section 3(i) hereof contain the entire agreement of the parties relating to the subject matter hereof and supersede in their entirety any previous employment agreement, letter agreement related to employment or offer letter, and the parties hereto have made no agreements, representations or warranties relating to the Executive’s employment within the Corporation which are not set forth herein or in the agreements and instruments referenced in said Section 3(i).

(b)     Modification. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

(c)     Previous Payments. The Executive acknowledges that any cash and non-cash compensation received by him prior to the execution of this Agreement shall be applied to the obligations of the Corporation hereunder and that the execution of this Agreement after the Effective Date is not intended to entitle the Executive to any greater compensation.

16.	BINDING EFFECT

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Corporation, its successors and assigns, and upon the Executive and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of the Executive, s obligations hereunder may not be transferred or assigned by the Executive.

17.	NON-WAIVER

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

18.	REMEDIES FOR BREACH

The Executive understands and agrees that any breach of Sections 5, 6, 7, 8 and 9 of this Agreement by the Executive could cause irreparable damage to the Corporation and to the Affiliates, and that monetary damages alone would not be adequate and, in the event of such breach, the Corporation shall have, in addition to any and all remedies of law, the right to an

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injunction, specific performance or other equitable relief to prevent or redress the violation of the Executive’s obligations under such Sections.

19.	GOVERNING LAW

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware without regard to principles of conflict of laws.

20.	ARBITRATION

Any dispute between the Corporation and the Executive arising from or related to this Agreement or the employment by the Corporation of the Executive shall be finally and exclusively resolved by binding arbitration in Philadelphia before one arbitrator under the rules of the American Arbitration Association.

21.	SUBSTANCE ABUSE TESTING

The Executive acknowledges and agrees: (i) that this Agreement is contingent on Executive passing a pre-employment drug-screening test (whether conducted before or after the Effective Date); (ii) that the Corporation may terminate the Executive’s employment if he declines to cooperate with a drug-screening test or if the test result is positive; (iii) to undergo drug-screening tests in connection with this Section 21; (iv) that the Corporation may use and disclose the results of such tests for purposes of this Agreement and to enforce the rights of the Corporation hereunder; and (v) that the Corporation may require as a condition of continued employment that he be tested from time to time for illegal drug or alcohol use in violation of the Corporation’s Substance Abuse Policy, including if management suspects that he is under the influence of illegal drugs or using alcohol in violation of Corporation policy, or if he is involved in an on-the-job accident.

22.	HEADINGS

The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

The Executive	The Corporation:

AVAX TECHNOLOGIES, INC.
/s/ David Berd, MD	By:	/s/ Francois Martelet, MD
Name: Dr. David Berd	Name: Title:	Dr. Francois Martelet President & Chief Executive Officer

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION

WHICH MAY BE ENFORCED BY THE PARTIES.

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